Exhibit 24.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 6, 1997, except for the first paragraph of Note 8, as to which the date is March 3, 1997, on our audits of the consolidated financial statements and financial statement schedule of CyberOptics Corporation as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which reports are included and incorporated by reference in CyberOptics Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.

                                         COOPERS & LYBRAND L.L.P.



Minneapolis, Minnesota
October 29, 1997